Exhibit 99.3

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RETAIL DEBT SECURITIES OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated                 , 201   )

% [Insert ranking] Notes due

$

We are a holding company (the “Holding Company”) with no direct operations of our own, and currently our only business and sole asset is our ownership of all of the common limited partner interests in Special Value Continuation Partners, LP (the “Operating Company”), which represents approximately         % of the common equity and general partner interests of the Operating Company as of         , 201  . We and the Operating Company are externally managed, closed-end, non-diversified management investment companies that have elected to be treated as business development companies under the Investment Company Act of 1940 (the “1940 Act”). Our and the Operating Company’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. Both we and the Operating Company seek to achieve this investment objective primarily through investments in debt securities of middle-market companies. Our primary investment focus is investing in and originating of leveraged loans to performing middle-market companies.

Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our and the Operating Company’s investment advisor. The Advisor is a leading investment manager and specialty lender to middle-market companies that had in excess of $        billion in capital commitments from investors (“committed capital”) under management as

(1)         In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

of           , 201   , approximately     % of which consists of our committed capital. Series H of SVOF/MM, LLC, an affiliate of the Advisor, is the Operating Company’s general partner and provides the administrative services necessary for us to operate.

We are offering $                  in aggregate principal amount of % notes due             , or the “Notes.” The Notes will mature on                             . We will pay interest on the Notes on            ,            ,            and            of each year, beginning on                 . In our sole discretion, we may redeem the Notes in whole or in part at any time or from time to time on or after              , at the redemption price set forth under “Specific Terms of the Notes and the Offering—Optional redemption” in this prospectus supplement. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.  Under normal circumstances, no principal will be returned prior to [insert maturity date].

The Notes will be our direct unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by the Holding Company.  The Notes will be subordinated to debt of any of the Holding Company’s subsidiaries.

We intend to list the Notes on the                              , and expect trading in the Notes on           to begin within                  days of the original issue date under the symbol “                       .” The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes and it is not expected that a market for the Notes will develop unless and until the Notes are listed on                                    .

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our securities. We may not sell any securities through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of such securities.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it carefully before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). A Statement of Additional Information, dated                   , 201   , containing additional information about the Holding Company and the Operating Company has been filed with the Securities and Exchange Commission and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus. The Advisor maintains a website at http://www.tennenbaumcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports, request a free copy of the Statement of Additional Information, the table of contents of which is on page       of the accompanying prospectus and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The Securities and Exchange Commission maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as “hybrid securities,” “junk bonds” or “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment.  In addition, a majority of the Operating Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Operating Company if the reset provision has the effect of increasing the applicable interest rate.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount from their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in the offerings. Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-             of this prospectus supplement and on page                 of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to the Company (1)	$	$

(1)                                 We estimate that we will incur approximately $                 of expenses relating to this offering, resulting in net proceeds, after underwriting discount and expenses, to us of approximately $                   million.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about                   , 201                          .

[We have granted the underwriters an option to purchase up to an additional $                 total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within    days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total price to the public, sales load and net proceeds will be $              , $              , and $              , respectively. See “Underwriting.”]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Prospectus Supplement dated             , 201

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risks” section of this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•                  the introduction, withdrawal, success and timing of business initiatives and strategies;

•                  changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•                  the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                  the relative and absolute investment performance and operations of the Advisor;

•                  the impact of increased competition;

•                  the impact of future acquisitions and divestitures;

•                  the unfavorable resolution of legal proceedings;

•                  our business prospects and the financial condition and prospects of our portfolio companies;

•                  the adequacy of our cash resources and working capital;

•                  the timing of cash flows, if any, from the operations of our portfolio companies;

•                  the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us, the Advisor or our portfolio companies;

•                  the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments;

•                  our contractual arrangements and relationships with third parties;

•                  any future financings and investments by us;

•                  the ability of the Advisor to attract and retain highly talented professionals;

•                  fluctuations in interest rates or foreign currency exchange rates; and

•                  the impact of changes to tax legislation and, generally, our tax position.

This prospectus supplement and the accompanying prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do

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not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.  Statistical and market data used in this prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act is not available.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the Statement of Additional Information dated                              , 201  , or SAI, incorporated by reference in its entirety in the accompanying prospectus and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement and of the accompanying prospectus, respectively,  and the information in the SAI is accurate only as of its respective date. Our business, financial condition and prospects may have changed since that date. To the extent required by applicable law, we will update this prospectus supplement, the accompanying prospectus and the SAI during the offering period to reflect material changes to the disclosure herein.

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TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS SUMMARY	S-1
SPECIFIC TERMS OF THE NOTES AND THE OFFERING	S-4
SELECTED CONDENSED FINANCIAL DATA	S-8
RISK FACTORS	S-9
USE OF PROCEEDS	S-12
RATIO OF EARNINGS TO FIXED CHARGES	S-13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	S-14
CAPITALIZATION	S-15
SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS	S-16
UNDERWRITING	S-17
LEGAL MATTERS	S-20
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-20
ADDITIONAL INFORMATION	S-20
INDEX TO FINANCIAL STATEMENTS	S-F-1

PROSPECTUS

[Insert table of contents from base prospectus]

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus supplement. This summary is not complete and may not contain all of the information that you may want to consider before investing in the Notes. You should read the entire prospectus supplement, the accompanying prospectus, including “Risks,” and the Statement of Additional Information, dated                        , 201   (the “SAI”).

Throughout this prospectus supplement, unless the context otherwise requires, a reference to:

“Holding Company” refers to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to TCP Capital Corp. for the periods after the consummation of the Conversion;

“Operating Company” refers to Special Value Continuation Partners, LP, a Delaware limited partnership;

“TCPC Funding” refers to TCPC Funding I LLC, a Delaware limited liability company;

“TCPC SBIC” refers to TCPC SBIC, LP, a Delaware limited partnership;

“Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and

“General Partner” and “Administrator” refer to Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, the general partner of the Operating Company and an affiliate of the Advisor and administrator of the Holding Company and the Operating Company.

For simplicity, this prospectus supplement uses the term “Company,” “we,” “us” and “our” to include the Holding Company and, where appropriate in the context, the Operating Company and TCPC Funding, on a consolidated basis. For example, (i) although all or substantially all of the net proceeds from this offering will be invested in the Operating Company and all or substantially all of the Holding Company’s investments will be made through the Operating Company, this prospectus supplement generally refers to the Holding Company’s investments through the Operating Company as investments by the “Company,” and (ii) although the Operating Company and TCPC Funding and not the Holding Company has entered into the Leverage Program (defined below), this prospectus supplement generally refers to the Operating Company’s use of the Leverage Program as borrowings by the “Company,” in all instances in order to make the operations and investment strategy easier to understand. The Holding Company and the Operating Company have the same investment objective and policies and the assets, liabilities and results of operations of the Holding Company are consolidated with those of the Operating Company as described in the accompanying prospectus under “Prospectus Summary—Operating and Regulatory Tax Structure.”

On April 2, 2012, we completed a conversion under which TCP Capital Corp. succeeded to the business of Special Value Continuation Fund, LLC and its consolidated subsidiaries, and the members of Special Value Continuation Fund, LLC became stockholders of TCP Capital Corp. In this prospectus supplement, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus supplement gives effect to the Conversion.

The Company

We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. See the accompanying prospectus “Prospectus Summary— Company History and BDC Conversion.” We completed our initial public offering on April 10, 2012.

Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion as well as small businesses which meet the “small” enterprise definition of the rules and regulations of the Small Business Administration (the “SBA”).. While we primarily focus on privately negotiated investments in debt of middle-market companies, we make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities benefit from what we believe are the competitive advantages of the Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. There are no material operating differences between us and our predecessor, however, as a BDC we are deemphasizing distressed debt investments, which may adversely affect our investment returns. See “Prospectus Summary— Company History and BDC Conversion” in the accompanying prospectus.

To achieve our investment objectives, we intend to focus on a subset of the broader investment strategies historically pursued by the Advisor. Our primary investment focus is the ongoing origination of and investments in leveraged loans of performing middle-market companies. For the purposes of this prospectus supplement, the term “leveraged loans” refers to senior debt investments that rank ahead of subordinated debt and that generally have the benefit of security interests in the assets of the borrower.

Our investments generally range from $10 million to $50 million per company, the size of which may grow over time in proportion with our capital base. We expect to generate current returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. We often receive equity interests such as preferred or common stock and warrants or options in connection with our debt investments. From time to time we may also use other investment strategies, which are not our primary focus, to attempt to enhance the overall return of our portfolio. These investment strategies may include, but are not limited to, the purchase of discounted debt, opportunistic investments, and financial instruments to hedge currency or interest rate risk associated with our portfolio.

On April 22, 2014, our wholly-owned subsidiary, TCPC SBIC received a Small Business Investment Company (“SBIC”) license from the Small Business Administration (“SBA”). In anticipation of receiving an SBIC license, we have requested exemptive relief from the SEC to permit us to exclude the debt of TCPC SBIC guaranteed by the SBA from our 200% asset coverage test under the 1940 Act.  Pursuant to the 200% asset coverage ratio limitation, we are permitted to borrow one dollar for every dollar we have in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us. For example, as of December 31, 2016, we had approximately $1,362.6 million in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us, which would permit us to borrow up to approximately $1,362.6 million, notwithstanding other limitations on our borrowings pursuant to our Leverage Program.

If granted, the exemptive relief provides us with increased flexibility under the 200% asset coverage test by permitting TCPC SBIC to borrow up to $150 million more than it would otherwise be able to absent the receipt of this exemptive relief.  As a result, we, in effect, will be permitted to have a lower asset coverage ratio than the 200% asset coverage ratio limitation under the 1940 Act and, therefore, we can have more debt outstanding than assets to cover such debt. For example, we will be able to borrow up to $150 million more than the approximately $1,362.6 million permitted under the 200% asset coverage ratio limit as of December 31, 2016. For additional information on SBA regulations that affect our access to SBA-guaranteed debentures, see “Risk Factors — Risks Relating to Our Business — Our SBIC subsidiary is subject to SBA regulations, and any failure to comply with SBA regulations could have an adverse effect on our operations.”

The SBIC license allows TCPC SBIC to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and other customary procedures. SBA-guaranteed debentures are non-recourse, interest only debentures with interest payable semi-annually and have a ten year maturity. The principal amount of SBA-guaranteed debentures is not required to be paid prior to maturity but may be prepaid at any time without penalty. The interest rate of SBA-guaranteed debentures is fixed on a semi-annual basis at a market-driven spread over U.S. Treasury Notes with 10-year maturities. The SBA, as a creditor, will have a superior claim to TCPC SBIC’s assets over our stockholders in the event we liquidate TCPC SBIC or the SBA exercises its remedies under the SBA-guaranteed debentures issued by TCPC SBIC upon an event of default.

As described in more detail in the accompanying prospectus under “Prospectus Summary— Company History and BDC Conversion,” we have no employees of our own and currently our only business and sole asset is the ownership of all of the common limited partner interests of the Operating Company. Our investment activities are externally managed by the Advisor. Additionally, the Holding Company expects that it will continue to seek to qualify as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code, or the Code.

As of               , 201  , we held investments in           portfolio companies. The aggregate fair value as of             , 201   of investments in these portfolio companies held on that date is approximately $            . Our portfolio across all our interest-bearing investments had an annualized current yield of          % as of                     , 201  . In addition to the annual stated interest rate, this figure includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status.

Recent Developments

[Insert description of recent developments at time of offering.]

Company Information

Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. The Advisor maintains a website at http://www.tennenbaumcapital.com. Information contained on this website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on the Advisor’s website to be part of this prospectus supplement or the accompanying prospectus.

Presentation of Historical Financial Information

Unless otherwise indicated, historical references contained in this prospectus supplement and the accompanying prospectus, as applicable, in “— Selected Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Senior Securities” and “Portfolio Companies” relate to the Holding Company and the Operating Company on a consolidated basis.

For further information please see the “Prospectus Summary” in the accompanying prospectus.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

Issuer	TCP Capital Corp.

Title of the securities	% Notes due

Initial aggregate principal amount being offered	$

Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes solely to cover overallotments, if any, within days of the date of this prospectus supplement.

Initial public offering price	% of the aggregate principal amount.

Principal payable at maturity

         % of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate.

Type of Note	Fixed rate note

Listing	We intend to list the Notes on the within days of the original issue date under the symbol “ .”

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date

Stated maturity date

Date interest starts accruing

Interest payment dates

Each             ,                  ,                  and                commencing                          . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods

The initial interest period will be the period from and including                          , to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Each , , and .

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:

•                  pari passu (meaning equal in right of payment) with our other outstanding and future senior unsecured indebtedness, including without limitation, [list outstanding amounts of various debt securities];

•                  senior to any of our future indebtedness that expressly provides it is subordinated to the Notes (none of our indebtedness outstanding is subordinated to the Notes and we currently have no intention to issue such subordinated notes);

•                  effectively subordinated to all our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation [list outstanding amounts of various secured indebtedness] as of                        ; and

•                  structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, the indebtedness of the Operating Company, TCPC Funding and TCPC SBIC.

Effective subordination means that in any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors. The total dollar amount of indebtedness the Notes are effectively subordinated to is $             . Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets. The total dollar amount of indebtedness the Notes are structurally subordinated to is $             .

Denominations	We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after                     , upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. The Company will provide you with written notice when the Notes are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any new Note or notes issued will have the same terms as the old Notes, except for the difference in principal amount.

Any exercise of our option to redeem the Notes will be done

in compliance with the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, which we collectively refer to as the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee or DTC, as applicable, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture governing the Notes, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund

The Notes will not be subject to any sinking fund.

A sinking fund is a fund established by us by periodically setting aside money for the gradual repayment of a debt. No amounts will be set aside for the express purpose of repayment of principal and any unpaid interest on the Notes and repayment of the Notes will depend upon the financial condition of the Holding Company and its subsidiaries as of the maturity date of the Notes.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance and covenant defeasance

The Notes are subject to defeasance by us.

“Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the indenture relating to the Notes, we will be deemed to have been discharged from our obligations under the indenture relating to the Notes. We are under no obligation to exercise any rights of defeasance.

The Notes are subject to covenant defeasance by us.

In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the indenture relating to the notes. The consequences to the holders of the notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the notes could not be accelerated for any reason, the holders of notes nonetheless would be guaranteed to receive the principal and interest owed to them. We are under no obligation to exercise any rights of covenant defeasance.

Form of Notes

The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank National Association

Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:

•                  We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the U.S. Securities and Exchange Commission (the “SEC”).

•                  If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within                days of our fiscal year end, and unaudited interim consolidated financial statements, within                   days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

The indenture under which the Notes will be issued will offer limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. Please see “Risk Factors—The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.”

[Events of Default]	[Insert any modification to events of default, if any.]

Global Clearance and Settlement Procedures

Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Use of Proceeds

The net proceeds we receive from the sale of the $                 million aggregate principal amount of Notes in this offering will be $                     million [(or $                      million if the underwriters fully exercise their overallotment option), after deducting the underwriting discounts and commissions of $                    million [(or $                           million if the underwriters fully exercise their overallotment option)] payable by us and estimated offering expenses of approximately $                       payable by us.

We intend to use the net proceeds from this offering to reduce our borrowings outstanding under the SVCP Facility and TCPC Funding Facility, if any, and to make investments in portfolio companies in accordance with our investment objective and for other general corporate purposes, including payment of operating expenses. Pending investment, we may invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period.

SELECTED CONDENSED FINANCIAL DATA

The selected consolidated financial and other data below reflects the consolidated historical operations of the Holding Company and the Operating Company. This consolidated financial and other data is the Holding Company’s historical financial and other data. The Operating Company will continue to be the Holding Company’s sole investment following the completion of this offering.

The selected consolidated financial data below for the years ended December 31, 201 , 201 , 201 , 20   and 20   has been derived from the consolidated financial statements that were audited by our independent registered public accounting firm. [Quarterly financial information is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results at and for the                 and              months ended                        , 201     are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 201   .] This selected financial data should be read in conjunction with our financial statements and related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities” included elsewhere in this prospectus supplement and the accompanying prospectus.

The historical and future financial information may not be representative of the Company’s financial information in future periods.

[Insert Selected Condensed Financial Data of TCP Capital Corp. reflecting most recently filed financials prior to offering.]

RISK FACTORS

Investing in the Notes involves a high degree of risk. In addition to the other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the following supplementary risk factors together with the risk factors set forth in the accompanying prospectus before making an investment in the Notes. The risks set out below and in the accompanying prospectus are not the only risks we face. Additional risks and uncertainties not presently known to us might also impair our operations and performance. If any of the events described herein or in the accompanying prospectus occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the market price of the Notes could decline, and you may lose part or all of your investment.

Risks Relating to the Notes

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of          , we had $              million of outstanding borrowings under our Leverage Program.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of the Holding Company and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future.  Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. As of                                         , we had $              million borrowings outstanding under our Leverage Program. All of such indebtedness would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•                  issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC;

•                  pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness;

•                  sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•                  enter into transactions with affiliates;

•                  create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•                  make investments; or

•                  create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. See “Risk Factors — Risks related to our business — The creditors under the SVCP Facility and TCPC Funding Facility have a first claim on all of the Company’s assets included in the collateral for the respective facilities” in the accompanying prospectus. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default.

There is no existing trading market for the Notes and, even if                    approves the listing of the Notes, an active trading market for the Notes may not develop, which could limit your ability to sell the Notes or affect the market price of the Notes.

The Notes will be a new issue of debt securities for which there initially will not be a trading market. We intend to list the Notes on the                            within                days of the original issue date under the symbol “              .” However, there is no assurance that the Notes will be approved for listing on                                     . Moreover, even if the listing of the Notes is approved, we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they may make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that the Notes will be approved for listing on      , that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the SVCP Facility or TCPC Funding Facility or other indebtedness to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the SVCP Facility or TCPC Funding Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the SVCP Facility or TCPC Funding Facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under the SVCP Facility or TCPC Funding Facility or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the SVCP Facility and TCPC Funding Facility, could proceed against the collateral securing the debt. Because the SVCP Facility and TCPC Funding Facility have, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due. See “Description of Our Debt Securities” in the accompanying prospectus.

[Insert additional risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the $          million aggregate principal amount of Notes in this offering, after deducting estimated expenses of this offering payable by us, will be approximately $          million [(or $           million, if the over-allotment is exercised in full)] based on a public offering price of 100% of par.

We intend to use the net proceeds from this offering to reduce our borrowings outstanding under the SVCP Facility and TCPC Funding Facility, if any, and to make investments in portfolio companies in accordance with our investment objective and for other general corporate purposes, including payment of operating expenses. Pending investment, we may invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period.

[Describe further use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the selected financial data appearing elsewhere in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth (1) our actual capitalization at                   , 201    and (2) our capitalization on a pro forma basis giving effect to the sale of $            aggregate principal amount of Notes in this offering at the assumed offering price of 100% of par. You should read this table together with “Use of Proceeds” in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	Pro forma
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$
Liabilities:
SVCP Facility(1)
SVCP Revolver	$	$
Term Loan
2019 Convertible Notes
2022 Convertible Notes
TCPC Funding Facility(1)
SBA Debentures
Unamortized debt issuance costs
Other liabilities
Total liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.001 per share; shares of common stock authorized; shares of common stock issued and outstanding, actual; shares of common stock issued and outstanding, pro forma
Paid-in capital in excess of par value
Accumulated net investment income
Accumulated net realized losses
Accumulated net unrealized depreciation
Non-controlling interest
Net assets applicable to common shareholders	$	$
Total capitalization	$	$

(1)         As of                       , 201                       , our debt outstanding under the SVCP Facility and the TCPC Funding Facility was $                              million and $                                        million, respectively.

(2)         In accordance with Accounting Standards Codification (“ASC”) 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect any debt discount, fees and expenses that we will be required to recognize.

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding material U.S. federal income tax considerations of the offering to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

and              are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated              , each underwriter named below severally agrees to purchase aggregate principal amount of Notes indicated in the following table:

Underwriters	Principal Amount of Notes
$

Total	$

The underwriters are committed to take and pay for all of the Notes being offered, if any are purchased, other than the Notes covered by the option described below.

[Overallotment Option

If the underwriters sell more Notes than the total number set forth in the table above, the underwriters have an option to buy up to an additional $              aggregate principal amount of the Notes solely to cover overallotments, if any. They may exercise that option for       days. If any Notes are purchased pursuant to this option, the underwriters will severally purchase such Notes in approximately the same proportion as set forth in the table above. ]

Commissions and Discounts

The following table shows the per Note and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

Paid by the Company	No Exercise		Full Exercise
Per Note		%		%
Total	$		$

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at a price less a concession not in excess of % of the aggregate principal amount of Notes. The underwriters may allow, and the dealers may reallow, a discount from the concession not in excess of      % of the aggregate principal amount of the Notes to certain broker dealers. If all the Notes are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $              .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

[Lock-up Agreement

We have agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any debt securities issued by the Company which are substantially similar to the Notes or securities convertible into such debt securities which are substantially similar to the Notes for a period of              days after the date of this prospectus supplement without first obtaining the prior written consent of              and              .

The              —day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the              —day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the       —day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the       —day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event. ]

Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the                     and expect trading in the Notes on              to begin within              days after the original issue date under the symbol “       .” Currently there is no public market for the Notes and we can provide no assurance that the Notes will be approved for listing on              or that an active trading market will develop for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilizations and Short Positions

In connection with the offering,              , on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the              , in the over-the-counter market or otherwise.

Additional Underwriter Compensation

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses, including acting as underwriters for our securities offerings.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

[Certain of the net proceeds from the sale of the Notes, not including underwriting compensation, may be paid to affiliates of              and              as lenders under the SVCP Facility or TCPC Funding Facility.]

Settlement

We expect that delivery of the Notes will be made against payment therefor on or about       , which will be the [fifth] business day following the date of the pricing of the Notes (such settlement being herein referred to as “T+[5]”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date of delivery hereunder will be required, by virtue of the fact that the Notes initially will settle in T+[5] business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Electronic Delivery

The underwriters may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us to allocate a limited number of securities for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other Jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The addresses of the underwriters are:                     .

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by [Underwriters’ Counsel], [City, State].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, and the SAI, under the 1933 Act, with respect to the securities offered by this prospectus supplement. The registration statement contains additional information about us and the securities being registered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may obtain free copies of this information, request a free copy of the Statement of Additional Information, the table of contents of which is on page         of the accompanying prospectus and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094.  You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which the accompanying prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

INDEX TO FINANCIAL STATEMENTS

TCP Capital Corp.

(successor to Special Value Continuation Fund, LLC)

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to filing.]

S-F-1

% [Insert ranking/conversion information] Notes due

$

PROSPECTUS SUPPLEMENT

[Underwriters]

             , 201